CONSENT OF INDEPENDENT AUDITORS
  We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated March 25, 2002, in the Registration Statement and related Prospectus of the UBS PaineWebber Pathfinders Trust, Treasury and Growth Stock Series Twenty Five.
  /s/ ERNST & YOUNG LLP
  New York, New York
  April 10, 2002